As filed with the Securities and Exchange Commission on June 7, 2023

    No. 333-196721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LADDER CAPITAL CORP
 (Exact name of registrant as specified in its charter)

Delaware	80-0925494
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Park Avenue, 15th Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

LADDER CAPITAL CORP 2014 OMNIBUS INCENTIVE PLAN (Full title of the plan)

Kelly Porcella

Chief Administrative Officer & General Counsel

Ladder Capital Corp

320 Park Avenue, 15th Floor

New York, New York 10022

(Name and address of agent for service)

(212) 715-3170

(Telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Joshua N. Korff, Esq.

Sharon Freiman, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Ladder Capital Corp (the “Registrant”) relates to Registration Statement (No. 333-196721) on Form S-8 (the “Registration Statement”), which registered 3,000,000 shares of Class A Common Stock, $0.001 par value, of the Registrant issuable under the Ladder Capital Corp 2014 Omnibus Incentive Plan (as amended from time to time, “Prior Plan”).

On June 6, 2023 (the “Approval Date”), the shareholders of the Registrant approved the Ladder Capital Corp 2023 Omnibus Incentive Plan (the “2023 Plan”). With effect from the Approval Date, no further awards will be granted under the Prior Plan. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. However, the Registration Statement will remain in effect for purposes of any outstanding awards granted under the Prior Plan and registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on June 7, 2023.

LADDER CAPITAL CORP

By:
/s/ Brian Harris
Name: Brian Harris
Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.